Exhibit 99.1

GREAT AJAX CORP. ANNOUNCES FINAL CONVERSION RATE

FOR ITS CONVERTIBLE NOTES

New York – April 22, 2024 –Great Ajax Corp. (NYSE: AJX; the “Company”), a real estate investment trust, in advance of the upcoming maturity of its outstanding convertible notes on April 30, 2024, announced that the convertible notes have a final conversion rate of 1.7405 shares of common stock per $25.00 principal amount of notes, which represents a conversion price of approximately $14.36 per share of common stock.

About Great Ajax Corp.

Great Ajax (NYSE: AJX) is a real estate investment trust that focuses primarily on acquiring, investing in and managing re-performing loans (“RPLs”) and non-performing loans (“NPLs”) secured by single-family residences and commercial properties. In addition to its continued focus on RPLs and NPLs, it also originates and acquires small balance commercial mortgage loans secured by multi-family retail/residential and mixed-use properties. Great Ajax is externally managed by Thetis Asset Management LLC, an affiliated entity. Great Ajax’s mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity.

Great Ajax

Mary Doyle

Chief Financial Officer

(503) 444-4224

mary.doyle@great-ajax.com